UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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TICC Capital Corp.

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TICC Capital Corp. Announces Material Changes to Proposed New Investment Advisory Agreement with Benefit Street Partners L.L.C.

Board of Directors Unanimously Supports Partnering with BSP with Significant and Permanent Fee Reduction

GREENWICH, CT – (Marketwired) – 09/03/15 – TICC Capital Corp. (NASDAQ: TICC) (the "Company," “TICC,” "we," or "our") announced today that the previously announced proposed new investment advisory agreement with Benefit Street Partners L.L.C. ("BSP") has been revised and now includes the following:

•	a permanent annual base management fee reduction to 1.50% from 2.00%; and

•	a commitment by various members and affiliates of BSP and TICC Management, LLC to purchase a minimum of $20 million of TICC’s common stock within twelve months after entry into the investment advisory agreement.

As previously noted, BSP intends to transition TICC's investment strategy to primarily focus on private debt investments.

BSP is the credit investment arm of Providence Equity Partners, a leading global private equity firm with more than $40 billion in committed investor capital. BSP and its affiliates manage over $10 billion in assets under management across a broad range of credit strategies including high yield, levered loans, private/opportunistic debt, liquid credit, structured credit and commercial real estate debt.

Following the formation of a Special Committee of TICC’s Board of Directors to review the totality of the proposed new investment advisory agreement with BSP and to consider a proposed alternative, the Special Committee, comprised solely of independent directors, and the Company’s full Board of Directors have each unanimously concluded, after several weeks of consideration, that the investment advisory agreement with BSP as revised continues to be in the best long-term interests of the Company and its shareholders. The Special Committee was advised by independent legal advisors.

Steve Novak, the Chairman of both the Company’s Audit Committee and Special Committee stated that “in view of the totality of factors involving BSP and the proposed new investment advisory agreement overall, we strongly believe that the investment advisory agreement is consistent with our long-term objectives and our vision for TICC to participate in the corporate loan market with the benefit of a strong and proprietary origination capability. We are gratified that BSP has determined to make this significant and permanent commitment to the Company and to our shareholders, and we note that the Company’s overall fees and expenses are now expected to be among the lowest in the BDC industry. The change will have an immediate and ongoing benefit to our distributable earnings and dividends. It is worth noting that the permanent reduction in the annual base management fee will provide the Company with an immediate and substantial benefit on a net present value basis. Moreover, that value stands to increase substantially over many years as the Company is able to grow its base of assets. We reiterate our very strong support for and commitment to the proposed new investment advisory agreement with BSP.”

Mr. Novak further noted, “With the proposed new investment advisory agreement, TICC will now enjoy the long-term benefit of an industry-leading low overall fee structure. At the same time, and while the permanent and significant management fee reduction provided by BSP is clearly highly beneficial to the Company, we believe that an even greater benefit to TICC will derive from BSP’s proprietary loan origination capability, strategy, investment skills as evidenced by its fine performance record, large investment staff, its reputation and institutional relationships, the quality of its management, and TICC’s current management team’s ongoing support of BSP as the transition in investment advisors is undertaken. Both parties will work closely together to ensure an efficient transition and the retention of critical institutional knowledge about TICC and its portfolio.”

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

About Benefit Street Partners

Benefit Street Partners is the credit investment arm of Providence Equity Partners, a leading global private equity firm. BSP and affiliates manage over $10 billion in assets across a broad range of credit strategies including high yield, levered loans, private / opportunistic debt, liquid credit, structured credit and commercial real estate debt. BSP was established in 2008 and is based in New York. For further information, please visit www.provequity.com.

Additional Information and Where to Find It

In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

Source: TICC Capital Corp.

Contacts:

For TICC:

Jonathan Cohen

203-661-2594

For BSP:

Andrew Cole / Brian Shiver

Sard Verbinnen & Co

212-687-8080